Exhibit 3.1

CERTIFICATE OF FORMATION

OF

CAPITAL ONE AUTO RECEIVABLES, LLC

This Certificate of Formation of Capital One Auto Receivables, LLC dated as of January 26, 2001 has been duly executed and is being filed by Howard Rosenberg, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C.§ 18-101, et seq.).

1.	The name of the limited liability company is Capital One Auto Receivables, LLC (the “Company”).

2.

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Corporate Trust Center, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Company at such address is The Corporation Trust Company.

3.	The period of duration of the Company is perpetual unless otherwise dissolved in accordance with the Limited Liability Company Agreement of the Company.

4.	This Certificate of Formation shall be effective as of its filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the Company this 26th day of January, 2001.

By:	/s/ Howard Rosenberg
Name:	Howard Rosenberg
Title:	Authorized Person

Certificate of Amendment to Certificate of Formation

of

CAPITAL ONE AUTO RECEIVABLES, LLC

It is hereby certified that:

1.	The name of the limited liability company (hereinafter called the “limited liability company”) is:

CAPITAL ONE AUTO RECEIVABLES, LLC

2.	The certificate of formation of the limited liability company is hereby amended by striking out Article Second thereof and by substituting in lieu of said Article the following new Article:

The name and address of the registered agent in Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, in the county of New Castle.

Executed on 8/20, 2001.

Signature:	/s/ Bonnie Seideman
Name:	Bonnie Seideman
Authorized Person